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                                                                     EXHIBIT 4.2

                          RANDALL'S FOOD MARKETS, INC.
                      STOCK OPTION AND RESTRICTED STOCK PLAN

     1. Purpose. The purpose of this Stock Option and Restricted Stock Plan ("Plan") is to encourage ownership of common stock, $.25 par value ("Common Stock"), of Randall's Food Markets, Inc., a Texas corporation ("the "Company"), by eligible key employees and directors of the Company and its Affiliates (as defined below) and to provide increased incentive for such employees and directors to render services and to exert maximum effort for the business success of the Company. In addition, the Company expects that this Plan will further strengthen the identification of employees and directors with the shareholders. Certain options to be granted under this Plan are intended to qualify as Incentive Stock Options ("ISOs") pursuant to Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), while other options granted under this Plan will be nonqualified options which are not intended to qualify as ISOs ("Nonqualified Options"), either or both as provided in the agreements evidencing the options as provided in Section 6 hereof. ISOs and Nonqualified Options may be referred to hereinafter as "Options." Common Stock to be granted under this Plan shall have certain restrictions as to the transferability of such Common Stock ("Restricted Stock") as provided in Section 8 of the Plan. The grant of any ISO, Nonqualified Option, or Restricted Stock shall hereinafter be referred to as an "Award." As used in this Plan, the term "Affiliates" means any "parent corporation" of the Company and any "subsidiary corporation" of the Company within the meaning of Section 424(e) and (f), respectively, of the Code.

     2. Administration.

        2.1 Executive Committee. This Plan shall be administered by the Executive Committee (the "Committee") of the Board of Directors of the Company (the "Board").

        2.2 Committee Action. The Committee shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum, and all determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be fully effective as if it had been made by a majority vote of its members at a meeting duly called and held. The Committee may designate the Secretary of the Company or other Company employees to assist the Committee in the administration of this Plan, and may grant authority to such persons to execute award agreements or other documents on behalf of the Committee and the Company.

        2.3 Committee Expenses. All expenses and liabilities incurred by the Committee in the administration of this Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons.

     3. Stock Subject to the Plan.

        3.1 Stock Reserved. Subject to adjustment as provided in Section 3.2 hereof, the aggregate number of shares of Common Stock that may be subject to Awards under this Plan is one million five hundred thousand (1,500,000). The shares subject to this Plan shall consist of authorized but unissued shares of Common Stock or treasury Common Stock and such number of shares shall be and is hereby reserved for sale for such purpose. Any of such shares which may remain unsold and which are not subject to outstanding Awards at the termination of this Plan shall cease to be reserved for the purpose of this Plan, but until termination of this Plan or the termination of the last of the Awards granted under this Plan, whichever last occurs, the Company shall at all times reserve a sufficient number of shares to meet the requirements of this Plan. Should any Award expire or be cancelled prior to its exercise in full, the shares theretofore subject to such Award may again be made subject to an Award under this Plan.

        3.2 Adjustment in Capitalization. In the event of any change in the outstanding shares of Common Stock that occurs after ratification of the Plan by the shareholders of the Company by reason of a common stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares or
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other similar corporate change, the aggregate number of shares of Common Stock subject to each Award and its stated price, shall be adjusted appropriately by the Committee or the Board, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. In such event, the Committee or the Board also shall have discretion to make appropriate adjustments in the number and type of shares subject to an Award under the Plan pursuant to the terms of such an Award.

     4. Eligibility. The persons eligible to participate in this Plan as a recipient of Awards ("Participant") shall include only key employees and directors of the Company or its Affiliates at the time the Award is granted. An employee who has been granted an Award hereunder may be granted additional Awards, if the Committee shall so determine.

     5. Options.

        5.1 Committee Discretion. The Committee shall have sole and absolute discretionary authority (i) to determine, authorize, and designate those key employees and directors of the Company or its Affiliates who are to receive Options under this Plan, (ii) to determine the number of shares of Common Stock to be covered by such Options and the terms thereof, and (iii) to determine the type of Option granted: ISOs, Nonqualified Options or a combination of ISOs and Nonqualified Options; provided that a director may not receive any ISOs. The Committee shall thereupon grant Options in accordance with such determinations as evidenced by a written option agreement. Subject to the express provisions of this Plan, the Committee shall have discretionary authority to prescribe, amend and rescind rules and regulations relating to this Plan, to interpret this Plan, to prescribe and amend the terms of the option agreements (which need not be identical) and to make all other determinations deemed necessary or advisable for the administration of this Plan.

        5.2 Shareholder Approval. All Options granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the shareholders prior to the first anniversary date of the Board meeting held to approve this Plan, by the affirmative vote of the holders of a majority of the outstanding shares of the Company present, or represented by proxy, and entitled to vote thereat or by written consent in accordance with the laws of the State of Texas; provided that if such approval by the shareholders of the Company is not forthcoming, all Options previously granted under this Plan shall be void.

        5.3 Limitation on Incentive Stock Options. The aggregate Fair Market Value (determined in accordance with Section 6.2, of this Plan at the time the option is granted) of the Common Stock with respect to which ISOs may be exercisable for the first time by any Participant during any calendar year under all such plans of the Company and its Affiliates shall not exceed $100,000.

     6. Terms and Conditions. Each Option granted under this Plan shall be evidenced by an agreement, in a form approved by the Committee, which shall be subject to the following express terms and conditions and to such other terms and conditions as the Committee may deem appropriate.

        6.1 Option Period. The Committee shall promptly notify the Participant of the Option grant and a written agreement shall promptly be executed and delivered by and on behalf of the Company and the Participant, provided that the Option grant shall expire if a written agreement is not signed by said Participant (or his agent or attorney) and returned to the Company within 60 days from date of receipt by the Participant of such agreement. The date of grant shall be the date the Option is actually granted by the Committee, even though the written agreement may be executed and delivered by the Company and the Participant after that date. Each Option agreement shall specify the period for which the Option thereunder is granted (which in no event shall exceed ten years from the date of grant in the case of an ISO) and shall provide that the Option shall expire at the end of such period. If the original term of an Option is less than ten years from the date of grant, the Option may be amended prior to its expiration, with the approval of the Committee and the Participant, to extend the term so that the term as amended is not more than ten years from the date of grant. However, in the case of an ISO granted to an individual who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or its Affiliate ("Ten Percent Stockholder"), such period shall not exceed five years from the date of grant.

        6.2 Exercise Price. The exercise price of each share of Common Stock subject to each Option granted pursuant to this Plan shall be determined by the Committee at the time the Option is granted and, in
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the case of ISOs, shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted, as determined by the Committee. In the case of ISOs granted to a Ten Percent Stockholder, the exercise price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted. The exercise price of each share of Common Stock subject to a Nonqualified Option under this Plan shall be determined by the Committee prior to granting the Option. The Committee shall set the exercise price for each share subject to a Nonqualified Option at such price as the Committee in its sole discretion shall determine.

        For all purposes under this Plan, the fair market value ("Fair Market Value") of a share of Common Stock on a particular date shall be equal to the amount set forth in the latest appraisal of Common Stock made pursuant to the Randall's Food Markets, Inc. Employee Stock Ownership Plan.

        6.3 Exercise Period. The Committee may provide in the option agreement that an Option may be exercised immediately or over the period of the grant and it whole or in increments. However, no portion of any Option may be exercisable by a Participant prior to the approval of this Plan by the shareholders of the Company.

        6.4 Procedure for Exercise. Options shall be exercised by the delivery by the Participant of written notice to the Secretary of the Company setting forth the number of shares of Common Stock with respect to which the Option is being exercised. The notice shall be accompanied by, at the election of the Participant and agreed to by the Committee, (i) cash, cashier's check, bank draft, or postal or express money order payable to the order of the Company,
(ii) certificates representing shares of Common Stock theretofore owned by the Participant duly endorsed for transfer to the Company, (iii) an election by the Participant to have the Company withhold the number of shares of Common Stock the Fair Market Value, less the exercise price, of which is equal to the aggregate exercise price of the shares of Common Stock issuable upon exercise of the Option, or (iv) any combination of the preceding, equal in value to the fall amount of the exercise price. Notice may also be delivered by telecopy provided that the exercise price of such shares is received by the Company via wire transfer on the same day the telecopy transmission is received by the Company, The notice shall specify the address to which the certificates for such shares are to be mailed. An Option to purchase shares of Common Stock in accordance with this Plan, shall be deemed to have been exercised immediately prior to the close of business on the date (i) written notice of such exercise and (ii) payment in full of the exercise price for the number of shares for which Options are being exercised, are both received by the Company and the Participant shall be treated for all purposes as the record holder of such shares of Common Stock as of such date.

        As promptly as practicable after receipt of such written notice and payment, the Company shall deliver to the Participant certificates for the number of shares with respect to which such Option has been so exercised, issued in the Participant's name or such other name as the Participant directs; provided, however, that such delivery shall be deemed effected for all purposes when a stock transfer agent of the Company shall have deposited such certificates in the United States mail, addressed to the Participant at the address specified pursuant to this Section 6.4.

        6.5 Termination of Employment. If an employee to whom an Option is granted ceases to be employed by the Company or its Affiliates for any reason other than the employee's voluntary termination of his or her employment with the Company or its Affiliates (not including retirement), death, disability or retirement or is terminated by the Company or its Affiliates other than "for cause", or if a director to whom an Option is granted ceases to serve on the Board for any reason other than the director's voluntary termination of his or her membership on the Board of the Company or its Affiliates (not including retirement), death, disability or retirement or is terminated from the Board other than "for cause", the Options previously granted the Participant may be exercised (to the extent the Participant would have been entitled to do so at the date of cessation of employment or service on the Board) at any time and from time to time, within a three month period after such date of cessation of employment or cessation from the Board; provided, however, the Committee, in its sole discretion, may allow a Participant to exercise all or a portion of the Options granted but unexercised for a period of time after the Participant's termination of employment or cessation of serving on the Board. If an employee to whom an Option is granted ceases to be employed by the Company or its

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Affiliates "for cause" or voluntarily terminates his or her employment with the
Company or its Affiliates (not including retirement), or if a director to whom an Option is granted ceases to serve on the Board "for cause" or voluntarily terminates his or her membership on the Board (not including retirement), any Option which is exercisable on the date of such termination of employment or such cessation of serving on the Board shall expire on such date of such termination of employment or such cessation of serving on the Board. For purposes of this Section, "for cause" shall mean: (a) the Optionee's misappropriation of funds or property of the Company; (b) the Optionee's attempting to or securing any personal profit not thoroughly disclosed to and approved by the Company in connection with any transaction entered into on behalf of the Company or an Affiliate; (c) the Optionee's action, even if not in connection with the performance of his duties hereunder, which results in his conviction of a felony; (d) the Optionee's commission of an act of fraud upon or material evidence of bad faith, dishonesty or disloyalty towards the Company; or
(e) the Optionee's unreasonable and gross neglect of his duties as a key employee of the Company.

        6.6 Disability Death or Retirement. In the event the Participant dies, is determined under this Plan to be disabled while the Participant is employed by the Company or its Affiliates or while the Participant serves on the Board or attains his or her Retirement Date (as defined in the Randall's Food Markets, Inc. Employee Stock Ownership Plan), the Options previously granted to the Participant may be exercised (to the extent the Participant would have been entitled to do so at the date of death or the determination of disability) at any time and from time to time, within a one year period after such death, or determination of disability or attaining his or her Retirement Date, by the Participant, the guardian of the Participant's estate, the executor or administrator of the Participant's estate or by the person or persons to whom the Participant's rights under the Option shall pass by will or the laws of descent and distribution, but in no event may the Option be exercised after its expiration under the terms of the option agreement. A Participant shall be deemed to be disabled if, in the opinion of a physician selected by the Committee, the Participant is incapable of performing services for the Company of the kind the Participant was performing at the time the disability occurred by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration. The date of determination of disability for purposes hereof shall be the date of such determination by such physician.

        6.7 Transferability. An Option granted pursuant to this Plan shall not be assignable or otherwise transferable by the Participant otherwise than by the Participant's will or by the laws of descent and distribution. During the lifetime of a Participant, an Option shall be exercisable only by such Participant. Any heir or legatee of the Participant shall take rights granted herein and in the option agreement subject to the terms and conditions hereof and thereof No such transfer of any Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Company shall have been finished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. Upon the divorce of a Participant, any transfer or assignment of an Option shall occur in accordance with the option agreement.

        6.8 Incentive Stock Options. Each option agreement may contain such terms and provisions as the Committee may determine to be necessary or desirable in order to qualify under the Code an Option designated as an incentive stock option.

        6.9 No Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to shares covered by an Option until the Option is exercised by written notice and accompanied by payment as provided in Section
6.4 above.

        6.10 Extraordinary Corporate Transactions. The existence of outstanding Options shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issuance of Common Stock or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or

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proceeding, whether of a similar character or otherwise. If the Company recapitalizes or otherwise changes its capital structure, or merges, consolidates, sells all of its assets or dissolves (each of the foregoing a "Fundamental Change"), then thereafter upon any exercise of an Option theretofore granted the Participant shall be entitled to purchase under such Option, in lieu of the number of shares of Common Stock as to which such Option shall then be exercisable, the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the Fundamental Change if, immediately prior to such Fundamental Change, the Participant had been the holder of record of the number of shares of Common Stock as to which such Option is then exercisable. If (i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of another entity), (ii) the Company sells all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary), (iii) any person or entity (including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934) acquires or gains ownership or control of (including, without limitation, power to vote) more than 50% of the outstanding shares of Common Stock, (iv) the Company is to be dissolved and liquidated, or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board (each such, event in clauses (i) through (v) above is referred to herein as a "Corporate Change"), the Committee, in its sole discretion, may accelerate the time at which all or a portion of a Participant's Option may be exercised for a limited period of time before or after a specified date.

        6.11 Acceleration of Options. Except as hereinbefore expressly provided, (i) the issuance by the Company of shares of stock of any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, (ii) the payment of a dividend in property other than Common Stock, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Options theretofore granted or the purchase price per share, unless the Committee shall determine in its sole discretion that an adjustment is necessary to provide equitable treatment to the Participant. Notwithstanding anything to the contrary contained in this Plan, the Committee may in its sole discretion accelerate the time at which any Option may be exercised, including, but not limited to, upon the occurrence of the events specified in this Section 6.10 and is authorized at any time (with the consent of the Participant) to purchase options pursuant to Section 7.

        6.12 Shareholders Agreement. The Committee shall provide in the option agreement that prior to receiving any shares of Common Stock or other securities on the exercise of the Option, the Participant (or the Participant's representative upon the Participant's death or disability) shall be required to execute the Shareholders Agreement for Participants in the Randall's Food Markets, Inc. Stock Option and Restricted Stock Plan.

     7. Relinquishment of Options.

        7.1 The Committee, in granting Options hereunder, shall have discretion to determine whether or not Options shall include a right of relinquishment as hereinafter provided by this Section 7. The Committee shall also have discretion to determine whether an option agreement evidencing an Option initially granted by the Committee without a right of relinquishment shall be amended or supplemented to include such a right of relinquishment. Neither the Committee nor the Company shall be under any obligation or incur any liability to any person by reason of the Committee's refusal to grant or include a right of relinquishment in any Option granted hereunder or in any option agreement evidencing the same. Subject to the Committee's determination in any case that the grant by it of a right of relinquishment is consistent with Section 7.1.1 hereof, any Option granted under this Plan, and the option agreement evidencing such Option, may provide:

           7.1.1 That the Participant, or his heirs or other legal representatives to the extent entitled to exercise the Option under the terms thereof, in lieu of purchasing the entire number of shares subject to purchase thereunder, shall have the right to relinquish all or any part of the then unexercised portion of the Option (to the extent then exercisable) for a number of shares of Common Stock, for an amount of cash or for

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a combination of Common Stock and cash to be determined in accordance with the following provisions of this Section 7.1.1.:

               7.1.1.1 The written notice of exercise of such right of relinquishment shall state the percentage, if any, of the Appreciated Value (as defined below) that the Participant elects to receive in cash ("Cash Percentage"), such Cash Percentage to be in increments of 10% of such Appreciated Value up to 100% thereof;

               7.1.1.2 The number of shares of Common Stock, if any, issuable pursuant to such relinquishment shall be the number of such shares, rounded to the next greater number of full shares, as shall be equal to the quotient obtained by dividing (y) the difference between (I) the Appreciated Value and
(II) the result obtained by multiplying the Appreciated Value and the Cash Percentage by (z) the then Fair Market Value per share of Common Stock;

               7.1.1.3 The amount of cash payable pursuant to such relinquishment shall be an amount equal to the Appreciated Value less the aggregate Fair Market Value of the Common Stock issued pursuant to such relinquishment, if any, which cash shall be paid by the Company subject to such conditions as are deemed advisable by the Committee to permit compliance by the Company with the withholding provisions applicable to employers under the Code and any applicable state income tax laws;

               7.1.1.4 For the purpose of this Section 7.1.1., "Appreciated Value" means the excess of (y) the aggregate Fair Market Value of the shares of Common Stock covered by the Option or the portion thereof to be relinquished over (z) the aggregate purchase price for such shares specified in such Option;

           7.1.2 That such right of relinquishment may be exercised only upon receipt by the Company of a written notice of such relinquishment which shall be dated the date of election to make such relinquishment; and that, for the purposes of this Plan, such date of election shall be deemed to be the date when such notice is sent by registered or certified mail, or when receipt is acknowledged by the Company, if mailed by other than registered or certified mail or if delivered by hand or by any telegraphic communications equipment of the sender or otherwise delivered.

           7.1.3 That the Option, or any portion thereof, may be relinquished only to the extent that (A) it is exercisable on the date written notice of relinquishment is received by the Company, (13) the Committee, subject to the provisions of Section 7,2., shall consent to the election of the holder to relinquish such Option in whole or in part for cash as set forth in such written notice of relinquishment, and (C) the holder of such Option pays, or makes provision satisfactory to the Company for the payment of, any taxes which the Company is obligated to collect with respect to such relinquishment.

        7.2 The Committee shall have sole discretion to consent to or disapprove, and neither the Committee nor the Company shall be under any liability by reason of the Committee's disapproval of, any election by a holder of an Option to relinquish such Option in whole or in part for cash as provided in Section 7.1.

        7.3 The Committee, in granting Options hereunder, shall have discretion to determine the terms upon which such Options shall be relinquishable, subject to the applicable provisions of this Plan, If an Option is relinquished, such Option shall be deemed to have been exercised to the extent of the number of shares of Common Stock covered by the Option or part thereof which is relinquished, and no further Options may be granted covering such shares of Common Stock.

        7.4 Neither any Option nor any right to relinquish the same to the Company as contemplated by this Section 7 shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act, as amended, or the rules thereunder.

     8. Restricted Stock.

        8.1 Grant of Restricted Stock. Subject to the provisions of Section 3, the Committee, at any time and from time to time, may grant shares of Restricted Stock under the Plan to such Participants and in such

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amounts as it shall determine. Each grant of Restricted Stock shall be evidenced by a Restricted Stock agreement.

        8.2 Transferability. Except as provided in this Section, the shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated for such period of time as shall be determined by the Committee and shall be specified in the Restricted Stock agreement ("Period of Restriction"), or upon earlier satisfaction of other conditions as specified by Committee in its sole discretion and set forth in the Restricted Stock agreement.

        8.3 Other Restrictions. The Committee shall impose such other restrictions on any shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

        8.4 Voting Rights. Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Period of Restriction.

        8.5 Dividends and Other Distributions. During the Period of Restriction, Participants holding shares of Restricted Stock granted hereunder shall be entitled to receive all cash dividends distributed with respect to those shares while they are so held.

        8.6 Termination of Employment. Except as provided by the Committee at the time of grant or otherwise, if an employee to whom an Award of Restricted Stock is made ceases to be employed by the Company or its Affiliates for any reason other than death, disability or retirement or if a director to whom an Award of Restricted Stock is made ceases to serve on the Board for any reason other than death, disability or retirement, any shares of Restricted Stock outstanding and still under the Period of Restriction shall be forfeited by the Participant, and the Participant's name shall thereupon be deleted from the list of Company's stockholders with respect to such Restricted Shares.

        8.7 Disability, Death or Retirement. In the event the Participant dies, is determined under this Plan to be disabled (as defined in Section 6.6) while the Participant is employed by the Company or its Affiliates or while the Participant serves on the Board or attains his or her Retirement Date, any restrictions on the Restricted Shares shall be deemed to have expired as to the Restricted Shares as of the date of any such occurrence, and the Restricted Shares shall thereby be free of restrictions and freely transferable.

        8.8 Nontransferability of Restricted Stock. No shares of Restricted Stock granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction. All rights with respect to Restricted Stock granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant. Upon the divorce of a Participant, any transfer or assignment of Restricted Stock shall occur in accordance with the Restricted Stock Agreement.

        8.9 Corporate Change. If (i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of another entity), (ii) the Company sells all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary), (iii) any person or entity (including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934) acquires or gains ownership or control of (including, without limitation power to vote) more than 50% of the outstanding shares of Common Stock, (iv) the Company is to be dissolved and liquidated, or
(v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board, then the Restricted Shares shall thereby be free of restrictions and freely transferable.

        8.10 Shareholders Agreement. The Committee shall provide in the Restricted Stock agreement that prior to receiving any shares of Common Stock, the Participant (or the Participant's representative upon the Participant's death or disability) shall be required to execute the Shareholders Agreement for Participants in the Randalls Food Markets, Inc. Stock Option and Restricted Stock Plan.

     9. Amendments or Termination. The Board may amend, alter or discontinue this Plan, but no amendment or alteration shall be made which would impair the rights of any Participant, without his consent,
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under any Award theretofore granted, or which, without the approval of the shareholders, would: (i) except as is provided in Section 3.2. of this Plan, increase the total number of shares reserved for the purposes of this Plan, (ii) change the class of persons eligible to participate in this Plan as provided in
Section 4 of this Plan, (iii) extend the applicable maximum option period provided for in Section 6.1 of this Plan, (iv) extend the expiration date of this Plan set forth in Section 14 of this Plan, (v) except as provided in
Section 6.11 of this Plan, decrease to any extent the exercise price of any Award granted under this Plan or (vi) withdraw the administration of this Plan from the Committee.

     10. Compliance With Other Laws and Regulations. This Plan, the grant and exercise of Awards thereunder, and the obligation of the Company to sell and deliver shares under such Awards, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of such shares under any federal or state law or issuance of any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable. Any adjustments provided for in Sections 6.10, 11, and 12 of this Plan shall be subject to any shareholder action required by Texas corporate law.

     11. Purchase for Investment. Unless the Awards and shares of Common Stock covered by this Plan have been registered under the Securities Act of 1933, as amended, or the Company has determined that such registration is unnecessary, each person exercising an Award under this Plan may be required by the Company to give a representation in writing that such person is acquiring such shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

     12. Taxes. The Company may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with any Awards granted under this Plan.

     13. Replacement of Awards. The Committee from time to time may permit a Participant under this Plan to surrender for cancellation any unexercised outstanding Award and receive from the Company in exchange an Award for such number of shares of Common Stock as may be designated by the Committee. The Committee may, with the consent of the person entitled to exercise any outstanding Award, amend such Award, including reducing the exercise price of any Award to not less than the Fair Market Value of the Common Stock at the time of the amendment and extending the term thereof.

     14. No Right to Employment. Employees shall be considered to be in the employment of the Company so long as they remain employees of the Company or its Affiliates. Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined by the Committee, and its determination shall be final. Nothing contained herein shall be construed as conferring upon the Participant the right to continue in the employ of the Company or its Affiliates, nor shall anything contained herein be construed or interpreted to limit the "employment at will" relationship between the Participant and the Company or its Affiliates. The Award agreements may contain such provisions as the Committee may approve with reference to the effect of approved leaves of absence.

     15. Liability of Company for Non-Issuance of Shares and Tax
Consequences. The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or other persons as to:

          15.1 The non-issuance or sale of shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

          15.2 Any tax consequence expected, but not realized, by any Participant or other person due to the exercise of any Award granted hereunder.

     16. Effectiveness and Expiration of Plan. This Plan shall be effective on the date of adoption by the Board, If the shareholders of the Company fail to approve this Plan within twelve months of the date of the Board adoption, this Plan shall terminate and all Awards previously granted under this Plan shall become void

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

and of no effect. This Plan shall expire ten years after the date the Board adopts this Plan and thereafter no Award shall be granted pursuant to this Plan.

     17. Non-Exclusivity of this Plan. Neither the adoption by the Board nor the submission for approval of this Plan to the shareholders of the Company shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

     18. Governing Law. This Plan and any agreements hereunder shall be interpreted and construed in accordance with the laws of the State of Texas and applicable federal law.

     IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing by directors of the Company, Randall's Food Markets, Inc. has caused these presents to be duly executed in its name and behalf by its proper officers thereunto duly authorized as of this 28th day of December, 1994.

                                          RANDALL'S FOOD MARKETS, INC.

ATTEST:

/s/ LEE STRAUS                                           By: /s/ R. RANDALL ONSTEAD, JR.
--------------------------------------------       --------------------------------------------
Secretary                                                 Name: R. Randall Onstead, Jr.
                                                                Title:  President

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